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                                                                  EXHIBIT 10.26

                  [LETTERHEAD OF BNY FINANCIAL CORPORATION]


February __, 1996


Yes! Entertainment Corporation
3875 Hopyard Road
Suite 375
Pleasanton, California  94588

Dear Gentlemen/Ladies:

     Reference is made to the Accounts Receivable Management and Security Agreement between us, dated as of July 31, 1995, as supplemented and amended (the "Agreement"). All capitalized terms used herein, but not defined herein, shall have the meanings given to such terms in the Agreement.

     It is hereby agreed that effective as of the date hereof and notwithstanding anything to the contrary contained therein, the Agreement shall be amended as follows:

     (i) The definition of "Maximum Loan Amount" or "Maximum Revolving Amount" as set forth in Section 1 of the Agreement is restated in its entirety as follows:

           "Maximum Loan Amount" or "Maximum Revolving Amount" means thirty million (U.S>) dollars (USD $30,000,000)."

     (ii) The definition of "Term" as set forth in Section 1 of the Agreement is restated in its entirety as follows:

           "Term" means the Closing Date through July 31, 1999 subject to acceleration upon the occurrence of an Event of Default hereunder or other termination hereunder."

     (iii) The definition of "Receivables Advance Rate" as set forth in the definition of "Receivables Availability" in Section 1 of the Agreement shall be amended and increased from "up to sixty percent (60%)" to "up to seventy percent (70%)."

     (iv) The definition of "L/C Sublimit" as set forth in Section 2(k) of the Agreement shall be amended and increased from "eight million (U.S.) dollars (USD $8,000,000) in the aggregate at any time, less any Reserves" to "sixteen million (U.S.) dollars (USD $16,000,000) in the aggregate at any time, less any Reserves."

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        (v) The last sentence of Section 17 of the Agreement regarding the
"Required Percentage" with respect to the calculation of the early termination fee is restated in its entirety as follows:

        "For the purposes hereof, Required Percentage shall mean (a) $1,000,000 from the Closing Date through July 30, 1996, (b) $600,000 from July 31, 1996 through July 30, 1997 and (c) $200,000 from July 31, 1997 through July 30, 1999."

        It is hereby further agreed that in consideration of our executing this amendment and upon the execution of this amendment, you shall pay to us, and we may charge to your account, a fee in the amount of $25,000 in addition to all amounts due to us pursuant to the Agreement. Such fee shall be deemed an Obligation under the Agreement.

        Except as otherwise set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

        If you are in agreement with the foregoing, please so indicate by signing and returning the enclosed copy of this amendment.

                                        Very truly yours,
                                        BNY FINANCIAL CORPORATION



                                        By: /s/
                                           --------------------------------
                                           Title:
AGREED:
YES! ENTERTAINMENT CORPORATION


By: /s/
   ----------------------------
   Title: CFO


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